Exhibit 99.2


August 10, 2001

BY FEDERAL EXPRESS

Mr. Steven C. Ramsey
Secretary
Immucor Inc.
3130 Gateway Drive
Norcross, GA 30091-5625

Dear Mr. Ramsey,

         As you know, Kairos Partners, L.P. is currently a 10% holder of Immucor stock, as evidenced by the attached Schedule 13D Amendment No. 5 which was filed with the SEC on August 3, 2001. As such, Kairos is entitled to vote at the next meeting of Immucor's stockholders, which we expect will be the 2001 Annual Meeting, in advance of which, we expect Immucor will make a proxy solicitation with respect to, among other things, the election of nominees to Immucor's Board of Directors. In addition, on August 9, 2001, Kairos delivered notice to Immucor, in accordance with Immucor's By-laws, proposing four nominees to stand for election to Immucor's Board of Directors at the 2001 Annual Meeting (or the next meeting of Immucor's stockholders, if not the 2001 Annual Meeting).

         Pursuant to Rule 14a-4(c)(2) of the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended, by this letter, Kairos hereby notifies Immucor that Kairos intends to deliver a proxy statement and form of proxy to holders of at least the percentage of holders of Immucor stock required under Georgia law to elect some or all of Kairos' nominees to the Immucor Board of Directors at the 2001 Annual Meeting (or the next stockholders meeting, if not the annual meeting). In addition, pursuant to Rule 14a-7 under the Securities Exchange Act of 1934, Kairos hereby requests that Immucor provide Kairos with a current list of all record and beneficial holders of Immucor stock in accordance with the requirements set forth in Rule 14a-7.

         By its signature below, Kairos hereby declares, affirms and attests that:

         1. The proposal that will be the subject of Kairos' solicitation in connection with the 2001 Annual Meeting (or the next stockholders meeting, if not the annual meeting), is Kairos' proposal to elect some or all of its nominees to the Immucor Board of Directors, for which we expect Immucor will also make a proxy solicitation;
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         2.       Kairos will not use the list information for any other
                  purpose other than to solicit Immucor stockholders in connection with the 2001 Annual Meeting (or the next stockholders meeting, if not the annual meeting); and

         3. Kairos will not disclose the list information to any person other than a beneficial owner for whom this request is made and an employee or agent of Kairos to the extent necessary to effectuate its solicitation.

         We look forward to receiving the current Immucor stockholder list by August 17, 2001.


Sincerely,


John F. White
Kairos Partners, L.P.


JFW/srh
Enc.
cc:  E. Gallup/D. Lanson / D. Smith /R. Eatz / B. Papesh / J. Rosen /
     G. De Chirico  / D. McKeithan